CODE OF ETHICS

1. INTRODUCTION AND POLICY STATEMENT

This Code of Ethics (hereinafter, this “Code”) has been adopted by Flaherty & Crumrine Incorporated (“FCI”) in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”).

Rule 204A-1 requires SEC registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that the investment adviser requires of its officers, directors and employees (“Employees”), requires Employees to comply with applicable federal securities laws,* and sets forth provisions regarding personal securities transactions by Employees.

This Code is based on the principle that all Employees owe a fiduciary duty to FCI’s investment advisory clients (“Clients”), including investment companies registered under the Investment Company Act (the “Funds”) and private accounts, to conduct their personal securities transactions in a manner that does not interfere with Client transactions or otherwise take unfair advantage of their relationship with a Client. All Employees of FCI and FCI itself are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

This Code establishes specific rules of conduct for Employees regarding securities transactions in their personal accounts and those accounts in which they have a direct or indirect beneficial ownership (as defined in Attachment A to this Code). Technical compliance with this Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the Employee’s fiduciary duty to the Clients.

This Code also serves to notify Employees that they have an obligation to comply with all applicable federal and state securities laws at all times. In any instances where (a) questions arise, (b) a potential violation of this Code may exist, or (c) a breach of federal or state securities laws may exist, an Employee is directed to speak with the Chief Compliance Officer of FCI (the “CCO”) or an Assistant Compliance Officer of FCI (an “ACO”).

Finally, because FCI and each of its Employees is a fiduciary to the Clients, FCI and such Employees must maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between FCI or such Employees, on the one hand, and the Clients, on the other.

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*	“Federal securities laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Securities Exchange Commission (the “SEC”) or the Department of the Treasury.

Any Code violations or breaches of law must be reported to the CCO, or the ACO, as promptly as is practicable and reasonable after an Employee becomes aware of a reportable condition. Violation of this prompt reporting obligation is itself deemed to be a violation of the Code. All such reports will be treated confidentially to the extent permitted by law and FCI will not retaliate against any individual who reports a violation of this Code.

Certain pre-clearance and other responsibilities under this Code have been delegated to a Designated Supervisory Person (the “DSP”). As of October 2005, Robert M. Ettinger is the DSP. If Mr. Ettinger is unavailable, Eric Chadwick will act as a DSP. Mr. Ettinger will act as a DSP for Mr. Chadwick, Mr. Chadwick for Mr. Ettinger. If neither Mr. Ettinger nor Mr. Chadwick is available, the CCO will act as DSP.

The terms “security,” “Reportable Security” and “beneficial ownership” have complex definitions under Rule 204A-1 and are more fully set forth on Attachment A.

2. FIDUCIARY OBLIGATIONS IN GENERAL

Because FCI is a fiduciary to each Client, each Employee must avoid actual and apparent conflicts of interest with each Client. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for Client accounts, or if securities are bought or sold for Client accounts in a manner that is advantageous to such personal accounts. Also, the SEC has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of the adviser’s clients. If so, the adviser’s employees are first obligated to make such limited opportunity available to the adviser’s clients.

More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited. Specifically, any Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a security held or to be acquired by a Client may not:

  Employ any device, scheme or artifice to defraud a Client;

  Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

  Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Client; or

  Engage in any manipulative practice with respect to a Client.

3. INSIDER TRADING

3.1 POLICY STATEMENT ON INSIDER TRADING

FCI forbids its Employees from trading either personally or on behalf of others, including any Client, on the basis of material nonpublic information in violation of the law or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading,” and it is illegal. FCI’s policy applies to every Employee and extends to activities within and outside their duties at FCI.

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The term “insider trading” is not defined in the federal securities laws, but generally is used to refer (a) to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) and (b) to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is understood that the law generally prohibits:

  Trading by an insider on the basis of material nonpublic information,

  Trading by a non-insider on the basis of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, and

  Communicating material nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

3.2 ELEMENTS OF INSIDER TRADING

Who is an Insider? The concept of “insider” is broad. It generally includes officers, directors, partners, employees and controlling shareholders of a company. In addition, a person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of a company’s affairs and as a result is given access to information that is intended to be used solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers, and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

In addition, FCI (and consequently its Employees) may become a temporary insider of a company it advises or for which it performs other services.

What is Material Information? Trading on the basis of insider information can not be a basis for liability unless the information is material. “Material information” generally is defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Material information does not have to relate to a company’s business; it can be significant market information. For example, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the newspaper and whether those reports would be favorable or not.

What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing in a news service such as Dow Jones News Service or Bloomberg News or published in a publication of general circulation such as The Wall Street Journal, would be considered public. Market rumors should not considered public information (unless they are otherwise published or generally disseminated to the public).

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What is “Trading on the Basis of” Material Nonpublic Information? Generally, a purchase or sale of a security is made “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

3.3 PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information in violation of the law are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation, including:

  Civil injunctions,

  Disgorgement of profits,

  Jail sentences,

  Fines of the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited from the violation, and

  Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of this policy statement can be expected to result in serious sanctions by FCI, including dismissal of the Employee involved.

3.4 PROCEDURES TO IMPLEMENT FCI’S POLICY AGAINST INSIDER TRADING IN VIOLATION OF THE LAW

The following procedures have been established to aid the Employees in avoiding insider trading in violation of the law, and to aid FCI in preventing, detecting and imposing sanctions against insider trading in violation of the law. Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult a DSP or the CCO.

Identifying Inside Information. Before trading for yourself or others, including investment companies or private accounts managed by FCI, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

  Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

  Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in a news service such as Dow Jones News Service or Bloomberg News, or published in a publication of general circulation such as The Wall Street Journal?
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If, after consideration of the above and before trading for yourself or others, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

  Report the matter immediately to a DSP or the CCO.

  Do not purchase or sell the securities on behalf of yourself or another, including registered investment companies or private accounts managed by FCI.

  Do not communicate the information inside or outside FCI, other than to a DSP or the CCO.

  After the DSP or the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Restricting Access to Material Nonpublic Information. Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within FCI, except as set forth in this section as the circumstances warrant. In addition, care should be taken so that such information is secure.

Client Provided Information. Nonpublic personal information provided by our Clients is always subject to FCI’s Privacy and Confidential Information Policies and Procedures and may not be disclosed, except as permitted or required by law. If determined to be material and nonpublic by a DSP, such client provided information may be communicated within FCI, but may not be communicated outside FCI. No purchase or sale of the securities of the client is permitted on behalf of an Employee or another, including any Client, until such information becomes public.

Personal and non-personal material non-public information of a Client may be divulged in compliance with law to (1) governmental authorities and regulatory agencies with jurisdiction over the matters involved and (2) brokers, dealers, custodians, auditing firms, attorneys, rating agencies, servicing agents, transfer agents, auction agents, and other parties that FCI personnel reasonably believe have an implied or express duty of confidentiality to the Client.

Resolving Issues Concerning Insider Trading. If, after consideration, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with a DSP or the CCO before trading or communicating the information to anyone.

4. RESTRICTIONS ON ACTIVITIES

4.1 BLACKOUT PERIODS

With Respect to Reportable Securities Held by Non-Fund Clients. No Employee may purchase or sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which non-Fund Clients have pending “buy” or “sell” orders in the same security until such orders are executed or withdrawn.

With Respect to Reportable Securities Held by the Funds. No Employee may purchase or sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) calendar days after one or more Funds trade in that security. If within the seven (7) calendar day period following a personal trade, a decision is made to purchase or sell the same security for a Fund, the trade should be done for the Fund and an explanation of the Employee’s prior transaction must be reviewed by the CCO.

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4.2 INTERESTED TRANSACTIONS

No Employee may recommend or complete any securities transactions for any Client without having disclosed to FCI his or her interest, if any, in such securities or the issuer thereof, including without limitation:

  Any direct or indirect beneficial ownership of any securities of such issuer;

  Any contemplated transaction by such person in such securities;

  Any position with such issuer or its affiliates; and

  Any present or proposed business relationship between such issuer and/or its affiliates and such person or any parties in which such person has a significant interest.

4.3 INITIAL PUBLIC OFFERINGS

An “initial public offering” is an offering of securities registered under the Securities Act by an issuer which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

No Employee may acquire, directly or indirectly, beneficial ownership of any securities in an initial public offering without the prior approval of the DSP who has been provided by such Employee with full details of the proposed transaction. In considering this prior approval, the DSP should take into consideration, among other factors, whether the investment opportunity should be reserved for any Client and whether the opportunity is being offered to the Employee by virtue of his or her position with FCI or the Funds. For example, purchases of initial public offerings of volatile securities which are difficult to obtain, such as certain common stocks, would ordinarily not be approved. In contrast, purchases of generally available initial public offerings of less volatile securities, such as municipal bonds, would usually be approved.

4.4 LIMITED OFFERINGS

A “limited offering” is an offering that is exempt from registration under Section 4(2) or 4(6) of the Securities Act or Rules 504, 505 or 506 thereunder. Limited offerings are sometimes referred to as private placements of securities and include offerings of limited partnership and limited liability company interests.

No Employee may acquire, directly or indirectly, beneficial ownership of any securities in a limited offering without the prior approval of the DSP who has been provided by such Employee with full details of the proposed transaction. In considering this prior approval, the DSP should take into consideration, among other factors, whether the investment opportunity should be reserved for any Client and whether the opportunity is being offered to the Employee by virtue of his or her position with FCI or the Funds. Employees who have been authorized to acquire securities in a limited offering are required to disclose that investment when they are involved in the subsequent consideration of an investment in the issuer by any Client. In such circumstances, the decision to purchase securities of the issuer will be subject to an independent review by a committee (the “Compliance Committee”) comprised of the CCO and two other FCI officers (who do not hold securities in the issuer).

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4.5 BROKERAGE OR INVESTMENT BANKING SECURITIES

No Employee may purchase or sell, directly or indirectly, any security of any company, the primary business of which is securities brokerage or investment banking.

4.6 GIFTS

Policy Statement. A conflict of interest occurs when the personal interests of an Employee interfere or could potentially interfere with his or her responsibilities to FCI and its Clients. The overriding principle is that an Employee should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence his or her decision-making or make him or her feel beholden to a person or firm. Similarly, an Employee should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an existing or potential client, vendor or agent (to or of either FCI or the Funds) feel beholden to FCI or the Employee.

De Minimis Gifts. From time to time FCI and/or an Employee may receive gifts from third parties in connection with FCI or Fund business. Any gift received that has a value in excess of a de minimis amount should not be accepted. Generally, a gift of more than $250 would not be considered de minimis. Each Employee is responsible for determining the value of gifts received from third parties and whether a particular gift has de minimis value in the circumstances. However, Employees are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the Employee’s judgment.

From time to time, FCI and/or Employees may give or offer gifts to existing Clients, prospective Clients, or any entity that does or seeks to do business with or on behalf of FCI or the Funds. If the gift has a value in excess of a de minimis amount, such gift must be pre-approved by the CCO.

Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client, or any person or entity that does or seeks to do business with or on behalf of FCI or the Funds. An Employee may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

4.7 SERVICE AS A DIRECTOR

No Employee may serve on the board of directors of any publicly traded company without prior authorization from a Compliance Committee based upon a determination that such board service would be consistent with the interests of the Clients.

4.8 OTHER OUTSIDE ACTIVITIES

No Employee may be compensated as an employee of any business in any field closely related to FCI’s business without the prior written approval of (a) either the President or the Chairman of FCI, (b) the CCO, and (c) the other employer (to acknowledge the outside employer’s awareness of the Employee’s employment at FCI).

5. EXEMPT TRANSACTIONS

The “blackout” prohibitions described in Paragraph 4.1 above do not apply to purchases and sales of securities, which are only remotely potentially harmful to the Clients because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Clients. However, purchases and sales of such securities would still be required to be pre-cleared by a DSP in accordance with Paragraph 6.1 below.

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The “blackout” prohibitions described in Paragraph 4.1 and the preclearance required in Paragraph 6.1 below do not apply to:

  Purchases or sales effected in any account over which the Employee has no direct or indirect influence or control (which, for the purposes of exception, includes any account controlled solely by an Employee’s spouse);

  Purchases or sales of securities that are non-volitional on the part of the Employee;

  Purchases that are part of an automatic dividend reinvestment plan;

  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

  Gifts of securities to recognized charities, charitable gift funds or those entities in which the Employee has neither a direct or indirect beneficial ownership (as defined in Attachment A to this Code).

6. COMPLIANCE PROCEDURES

6.1 PRECLEARANCE

An Employee may, directly or indirectly, acquire or dispose of beneficial ownership of a Reportable Security (including shares of the Funds), only if (a) such acquisition or disposition has been approved by a DSP, (b) the approved transaction is completed on the same day approval is received (limit orders must be pre-cleared daily) and (3) the DSP has not rescinded such approval prior to execution of the transaction.

If prior verbal approval is granted, as soon as practicable thereafter, the Employee must ensure that written approval of the DSP is submitted to the CCO or an ACO for retention in the Employee’s confidential transaction file. The Employee must direct the broker or futures commission merchant through which the transaction was effected to supply to the CCO, on a timely basis, duplicate confirmations of each transaction. Such confirmations will then be matched with the written prior approval in the Employee’s transaction file.

6.2 QUARTERLY REPORTING

Every Employee must report the information listed in Items (a) through (e) below regarding each transaction by which the Employee acquires or sells any direct or indirect beneficial ownership of a Reportable Security (unless the transaction was effected in an account over which the Employee had no direct or indirect influence or control). This report must be made within 30 days of the end of each calendar quarter for all such transactions during such quarter.

An Employee will not be required to list transactions in a quarterly report which are reported on duplicate brokerage statements or quarterly registered open-end investment company statements delivered to the CCO on a timely basis; however, each Employee will be required to submit a quarterly report regardless of whether the Employee had any transactions in the quarter.

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The brokerage and investment company statement or, alternatively, the quarterly transaction report must contain the following information:

(a)	The date of the transaction, the title including interest rate and maturity date (if applicable), the exchange ticker symbol or CUSIP number (if applicable) and the number of shares, contracts, or the principal amount of each Reportable Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

(c)	The price of the security at which the transaction was effected;

(d)	The name of the broker, dealer, bank or registered open-end investment company with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the Employee.

Any report submitted to comply with the requirements of this section may contain a statement that the report must not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

Finally, the quarterly transaction report must include the names of any account established by the Employee during the quarter in which any Security was held during the quarter for the direct or indirect benefit of the Employee, the date the account was established, and the date the report was submitted.

6.3 DISCLOSURE OF PERSONAL HOLDINGS – INITIAL AND ANNUAL HOLDINGS REPORTS

Initial Holdings Report. No later than 10 days after a person becomes an Employee, the following information must be submitted to the CCO with respect Reportable Securities beneficially owned by the Employee as of the date the Employee became an Employee:

(a)	The title including interest rate and maturity date (if applicable), the exchange ticker symbol or CUSIP number (if applicable) and the number of shares, contracts or the principal amount of all Reportable Securities beneficially owned directly or indirectly by the Employee;

(b)	The name of any broker, dealer, bank or registered open-end investment company with whom the Employee maintained an account in which any Securities were held for the benefit of the Employee as of the date the person became an Employee; and

(c)	The date that the report is submitted by the Employee.

Annual Holdings Report. Each Employee must submit to the CCO the information listed in (a) through (c) above on an annual basis, which information must not be more than 30 days old.

7. CERTIFICATION OF COMPLIANCE

Each Employee is required to certify (a) upon becoming an employee or director of FCI, (b) subsequent to adoption of or amendment to this Code, and (c) annually that he or she has received the Code, has read and understood the Code and recognizes that he or she is subject to such Code.

Further, each Employee is required to certify annually that he or she has complied with all the requirements of this Code (which is deemed to include any predecessor Codes) and that he or she has disclosed or reported all Reportable Securities transactions required to be disclosed or reported pursuant to the requirements of this Code (which is deemed to be satisfied by compliance with any predecessor Codes).

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Forms of certification are set forth on Attachment B to this Code.

8. MONITORING AND SANCTIONS

The CCO or the ACO acting at the direction of the CCO will:

  Maintain a current list of the names of all Employees, including a notation of any directorships held by the Employees;

  Provide each Employee with a copy of this Code (a) upon such person becoming an Employee, (b) promptly after the adoption of any amendment to this Code and (c) on an annual basis and inform such persons of their duties and obligations hereunder;

  Maintain or supervise the maintenance of all records and reports required by this Code and under Sections 204-2(a)(12) and 204-2(a)(13) of the Advisers Act;

  Review all transactions effected by Employees; and

  Conduct such inspections or investigations as are reasonably be required to detect and report, with recommendations, any apparent violations of this Code to FCI’s Board of Directors.

The CCO should take reasonable steps to supervise the activities of any ACO in such review, and take such other steps as may be reasonably required to supervise compliance with this Code.

Upon discovering that an Employee has not complied with the requirements of this Code, FCI may impose on that Employee whatever sanctions it deems appropriate, including, among other things, disgorgement of profits, censure, suspension or termination of employment. If applicable, FCI will refer the compliance violations of an Employee to the proper regulatory and/or law enforcement authorities.

On at least an annual basis, the CCO must prepare a report describing any issues arising under this Code, including information about any material Code violations by Employees and any sanctions imposed due to such violations, and submit the information for review by the Boards of Directors of the Funds. The foregoing report may be made as part of the annual report to each such Board in connection with Rule 38a-1 under the Investment Company Act. On an annual basis, an Executive Officer must certify to the each Board of Directors of the Funds that it has adopted procedures reasonably necessary to prevent its “access persons” (as defined in Rule 204A-1) from violating this Code.

9. RECORDKEEPING

FCI will maintain the records relating to this Code that are required to be maintained under Rules 204-2(a)(12) and 204-2(a)(13) of the Advisers Act. These records include a copy of this Code, records of any violations of the Code, actions taken as a result of the violations reported under this Code and certain other materials to be furnished in connection with this Code. Such records within the most recent two calendar years will be kept reasonably accessible in the principal office of FCI, and records within the most recent five years will be maintained in a safe manner, which need not be immediately accessible. Records may be kept electronically.

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10. CONFIDENTIALLY

All information obtained from any Employee hereunder will be kept confidential, except that reports of securities transactions hereunder may be made available to the SEC or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

11. AMENDMENTS

Any material change to this Code must be approved by FCI’s Board of Directors and the Board of Directors of each Fund within six months of such change.

Dated: January 2013

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Attachment A

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Further, the definition of “Securities” used in this Code includes any futures and exchange-traded or over-the-counter derivatives.

“Reportable Security” means a Security, except that it does not include: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (3) shares issued by money market funds; and (4) shares issued by open-end funds other than Reportable Funds.

“Reportable Fund” means any fund for which Flaherty & Crumrine serves as the investment adviser or any fund whose investment adviser controls you, is controlled by you or is under common control with you.

“Beneficial ownership” is interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Rule”), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all Reportable Securities that an Employee has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A “Pecuniary interest” in a particular security is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is presumed (although such presumption is rebuttable) to have an “indirect pecuniary interest” within the meaning of the Rule in any securities held by members of the person’s immediate family sharing the same household. The term “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable. The term “derivative security” is generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or the entity if the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.

The definition of “beneficial ownership” is complex, and if you have any questions whether you have a beneficial interest in a security, please consult with the CCO.

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